Ex. 10.5
Eastern Bankshares, Inc.
Summary of Material Terms of Denis K. Sheahan’s
Rollover Equity Awards in Cambridge Bancorp Merger
Effective July 12, 2024, Denis K. Sheahan became the Chief Executive Officer and a director of Eastern Bankshares, Inc. (the “Company”) upon the mergers of Cambridge Bancorp (“CATC”) and its wholly owned subsidiary Cambridge Trust Company (together with CATC, “Cambridge”) with and into the Company and Eastern Bank, respectively. This exhibit summarizes the material terms of the outstanding equity awards that Mr. Sheahan received from the Company pursuant to the Company’s assumption of the CATC equity awards pursuant to the Agreement and Plan of Merger, dated September 19, 2023, among the Company, Cambridge and the other parties named therein (the “Merger Agreement”). As used in this summary, the term “Merger Date” means July 12, 2024.
Treatment of Mr. Sheahan’s CATC Equity Awards Generally
Effective as of the Merger Date, the Company issued five separate awards (collectively, the “Assumed Equity Awards”) of time-based restricted stock units (each a “Company RSU”) to Mr. Sheahan to replace the CATC RSUs or the CATC performance-based vesting restricted stock units (each a “PRSU”) that CATC granted to Mr. Sheahan prior to the date of the Merger Agreement. Each CATC RSU and PRSU represented a non-transferable right to receive one share of CATC common stock on the vesting date. In accordance with the Merger Agreement, the Company assumed the CATC RSUs and PRSUs and converted them into Company RSUs denominated in shares of Company common stock, with the number of shares of Company common stock subject to such Company RSUs equal to the product (rounded up to the nearest whole number) of (i) the number of shares of CATC common stock subject to such CATC RSU or PRSU award that was outstanding immediately prior to CATC’s merger with and into the Company, multiplied by (ii) the exchange ratio in the Merger Agreement of 4.956 shares of Company common stock for each share of CATC common stock. Subject to continued service and subject to the deferral election described below, each Company RSU will convert into Company common stock on a one-for-one basis.
The following table sets forth the number of shares of Company common stock subject to each of the Assumed Equity Awards:

Type of Assumed Equity Award	Number of Shares of Company Common Stock Subject to Each Assumed Equity Award
Company RSUs (which replaced vested, deferred CATC RSUs granted in February 2021)	3,232
Company RSUs (which replaced CATC RSUs granted in February 2022)	11,241
Company RSUs (which replaced CATC RSUs granted in April 2023)	34,544
Company RSUs (which the Company exchanged for CATC PRSUs granted in February 2022)	33,721
Company RSUs (which the Company exchanged for CATC PRSUs granted in April 2023)	42,221
Each Assumed Equity Award provides for the withholding of a number of shares of Company common stock on each vesting date having a value equal to any tax withholding obligation the Company incurs upon vesting.
If Mr. Sheahan voluntarily resigns from the Company, any unvested Company RSUs will be forfeited. If the Company terminates Mr. Sheahan’s employment other than for cause (as defined in the award instrument) before the first anniversary of the Merger Date, the unvested Company RSUs will immediately vest in full as of such termination. If the Company terminates Mr. Sheahan’s employment other than for cause on or after the first anniversary of Merger Date, or if Mr. Sheahan retires from the Company, any unvested Company RSUs will vest pro-rata as of such termination.
Prior to the date of the Merger Agreement, Mr. Sheahan irrevocably elected to defer receipt of any shares of Company common stock issuable to him upon the vesting of Company RSUs, except that the deferral election will not apply, however, to a number of shares of Company common stock having a value equal to any tax withholding obligation the Company incurs upon the vesting of Company RSUs. Accordingly, upon the vesting of the RSU awards, the Company will not issue Company common stock to Mr. Sheahan (other than shares necessary to satisfy tax withholding), but instead the Company will establish for Mr. Sheahan’s benefit a deferred compensation account (the “Deferred Compensation Account”) representing the Company's unfunded liability to the employee for an amount equal to the value of the number of shares of Company common stock deferred. Upon the disposition of the Deferred Compensation Account, the portion, if any, of the Deferred Compensation Account invested in shares of Company common stock will be distributed to Mr. Sheahan in shares of Company common stock, and the balance, if any, of the Deferred Compensation Account will be distributed to Mr. Sheahan in cash.
The other material terms of the Assumed Equity Awards are described below.
Company RSUs (Deferred Compensation Account)
(which replaced vested, deferred CATC RSUs granted in February 2021)
This final tranche of a CATC RSU granted to Mr. Sheahan in 2021 vested on February 15, 2024. Effective February 15, 2024, Mr. Sheahan elected to defer this tranche of 2021 CATC RSUs to his Deferred Compensation Account.
Any subsequent separation from EBC by Mr. Sheahan will have no impact on his right to the Deferred Compensation Account with respect to these deferred RSUs.

Company RSUs
(which replaced CATC RSUs granted in February 2022 and April 2023)
Subject to Mr. Sheahan’s continued service, the final tranche of the Company RSUs that replaced the CATC RSUs granted in February 2022 will vest on February 15, 2025 in the amount of 3,752 Company RSUs.
Subject to Mr. Sheahan’s continued service, the final two tranches of the Company RSUs that replaced the CATC RSUs granted in April 2023 will vest on April 28, 2025 in the amount of 11,515 Company RSUs and on April 28, 2026 in the amount of 11,516 Company RSUs.
Company RSUs
(which were exchanged for CATC PRSUs granted in February 2022 and April 2023)
The Company RSU award that the Company exchanged for the CATC PRSU granted in February 2022 provides for time-based cliff vesting on December 31, 2024.
The Company RSU award that the Company exchanged for the CATC PRSU granted in April 2023 provides for time-based cliff vesting on December 31, 2025.
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